Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL LTD ANNOUNCES FIRST QUARTER 2009 RESULTS

•	P&C operations Combined Ratio of 93%
•	Net income available to ordinary shareholders of $178.4 million or $0.53 per ordinary share
•	Operating income[1] of $212.4 million or $0.63 per ordinary share
•	Book value per ordinary share was $15.02 at March 31, 2009

HAMILTON, BERMUDA – April 27, 2009 – XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported its first quarter 2009 results.

Commenting on the results, Chief Executive Officer, Michael S. McGavick, said: “I believe this first quarter performance demonstrates that XL is on solid footing and remains on track to deliver long-term shareholder value.

“The P&C operations’ combined ratio of 93.0% in the first quarter is an improvement over the same quarter last year, and for the full year 2008. This strong result supports our intention to focus on those lines of business within our insurance and reinsurance operations that provide the best return on capital.  While Gross Premiums Written have decreased this quarter, they are within the range of our expectations and confirm our strict adherence to underwriting discipline.

“During the quarter we have continued de-risking our investment portfolio by selling more than $1.3 billion, or 70%, of the securities related to our fourth quarter restructuring charge and are

1
 Defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for Syncora Holdings Ltd. (“Syncora”) and the Company’s insurance company affiliates and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares, herein referred to as “operating income”.  “Operating income” is a non-GAAP measure.  See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income available to ordinary shareholders.

making progress in transitioning the portfolio to one that is more typical of a P&C focused operation. While credit spreads widened, particularly in March, the Company’s first quarter mark-to-market losses of approximately one billion dollars included net realized losses of $171 million in addition to $81 million that we chose to recognize from risk reduction efforts.

“At March 31, 2009, XL had $17.0 billion of its $30.5 billion fixed income portfolio in cash, government, government related and agency or agency-guaranteed securities.

“Also during the first quarter of 2009, XL retained valued customers and staff retention levels remained strong, with voluntary staff turnover rates at or below last year’s levels.

“In addition to this, XL remains on track in terms of reducing its underlying operating expenses and our two previously announced programs in this regard are both on target.  We recorded costs of $40.0 million in the quarter in connection with these programs.”

He concluded: “This is another quarter of solid achievement for XL as we continue to demonstrate we have the wherewithal to navigate these troubled times and to deliver on our commitments to shareholders and to clients.”

2009 First Quarter Summary Financial Results
Three Months Ended March 31
(US Dollars in thousands except per share amounts)

				(Per Ordinary Share -Diluted)
	2009	2008	Change	2009	2008	Change
Net income available to ordinary shareholders	$178,379	$211,873	-16%	$0.53	$1.19	-55%
Operating income (1)	212,442	276,867	-23%	0.63	1.55	-59%
Annualized return on ordinary shareholders’ equity - Operating income[2]	16.6%	12.9%

The Company produced net income available to ordinary shareholders for the first quarter of $178.4 million or $0.53 per ordinary share, compared to $211.9 million or $1.19 per ordinary share, for the first quarter of 2008.  Included in net income available to ordinary shareholders in the first quarter of 2009 is a gain of $211.8 million due to the redemption of 12.7 million Series C preference ordinary shares.

2  “Annualized return on ordinary shareholders’ equity” is a non-GAAP measure.  See page 9 for further information.

Operating income was $212.4 million, or $0.63 per ordinary share, compared with $276.9 million, or $1.55 per ordinary share, for first quarter of 2008.  While the performance from the Company’s P&C operations this quarter was strong, the ongoing turbulence in the capital markets resulted in a loss of $42.4 million from the investment fund and investment management affiliates compared to a profit of $24.7 million in the prior year quarter.  The current quarter’s results were driven primarily by the impact of the fourth quarter 2008 fair value adjustments in the Company’s private fund investments offset by positive returns from the Company’s alternative fund affiliates.

Net investment income for the quarter was $348.0 million compared to $499.2 million in the prior year quarter. Net investment income from P&C operations, excluding investment income from structured products, decreased 21.4% from the prior year quarter to $242.2 million.  This decrease was primarily due to lower investment yields, driven by higher allocations to lower yielding US Treasuries, agencies and cash as a result of the continued de-risking of the investment portfolio and prudently holding more liquidity in these turbulent markets, as well as a higher level of shorter duration floating rate assets.

Pre-tax net realized investment losses for the quarter were $251.9 million compared to $102.3 million in the first quarter of 2008. The loss for the first quarter of 2009 included other than temporary impairments totaling $285.0 million, of which $80.6 million was associated with the Company’s decision to participate in the Royal Bank of Scotland and Lloyds HBOS Tier I and Tier II hybrid  exchange offers, partially offset by realized gains on securities sales of $33.1 million.  The realized loss in the first quarter of 2008 included other than temporary impairments of $114.8 million.

The annualized return on ordinary shareholders’ equity, based on operating income, was 16.6% for the quarter compared to 12.9% in 2008.

P&C Operations
Three Months Ended March 31
(US Dollars in thousands)

	2009	2008
Gross Premiums Written	$1,878,228	$2,700,894
Net Premiums Written	1,505,311	2,136,553
Net Premiums Earned	1,321,687	1,552,780
Underwriting Income	104,903	108,071
Loss Ratio	59.8%	64.5%
Expense Ratio	33.2%	29.1%
Combined Ratio	93.0%	93.6%

•
P&C Gross and Net Premiums Written across most lines of business were adversely impacted by general market and economic conditions.  The majority of the variance to the prior year quarter was driven by lower insured values, foreign exchange movements, lower levels of long-term agreements, and changes in retention rates, limits and attachment points.

•	P&C Net Premiums Earned included $910.1 million from the Insurance segment and $411.6 million from the Reinsurance segment.
•
The loss ratio for the quarter was 59.8% compared to 64.5% for the first quarter of 2008.  Included in the current quarter loss ratio was prior period favorable development of $90.2 million compared to $67.0 million in the first quarter of 2008.

•	Natural Catastrophe losses, net of reinstatement premiums, of $27.3 million were modest during the first quarter of 2009 compared with $61.6 million in the first quarter of 2008.
•
 The expense ratio during the quarter included charges of approximately $35.1 million relating to the previously announced cost reduction programs, of which $30.9 million and $4.2 million related to the Insurance and Reinsurance segments, respectively.

•
The P&C combined ratio for the quarter was 93.0% compared to 93.6% for the quarter ended March 31, 2008.  Excluding the charges for the cost reduction programs, the current quarter combined ratio would have been 90.3%.

Capital Position

Book value per ordinary share was $15.02 as compared to $15.46 at December 31, 2008.

Net unrealized losses on investments, net of tax, were $4.0 billion at March 31, 2009 compared with net unrealized losses, net of tax of $3.2 billion at December 31, 2008. The increase in net unrealized losses of $0.8 billion for the quarter was substantially due to continuing widening credit spreads on non-agency residential mortgage products and increasing US interest rates, primarily impacting the Company’s P&C operations, as well as the impact of widening credit spreads on hybrid corporate financials, which primarily impacted the Company’s Life operations.

The Company did not choose to adopt either of the new FASB Staff Positions issued in April 2009 relating to investment valuation and impairment and continues to use independent pricing services to value its available for sale investments with the exception of the core CLO portfolio.

On February 17, 2009, the Company completed the remarketing and retirement of the 5.25% Senior Notes due in 2011 in aggregate principal amount of $745 million, comprising part of its 7.00% Equity Security Units (“ESU’s”) and settled the associated forward contracts. As previously announced, the settlement of the contracts resulted in the sale by the Company of 11,461,080 Class A Ordinary Shares, thereby increasing ordinary shareholders equity by $745 million during the first quarter of 2009.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively.  These documents are both dated April 27, 2009 and are available from the Investor Relations section of the XL Capital website.

The Company will host a conference call to discuss its first quarter results on Tuesday, April 28, 2009 at 11:00 a.m. Eastern Time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 89921296. The webcast will be available at www.xlcapital.com and will be archived on XL’s website from approximately 12:00 p.m. Eastern Time on April 28, 2009, through midnight Eastern Time on May 28, 2009. A telephone replay of the conference call will also be available beginning at 2:00 p.m. Eastern Time on April 28, 2009, until midnight Eastern Time on May 19, 2009, by dialing (800) 642-1687 or (706) 645-9291, Conference ID# 89921296.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments, including future volatility, in the world's credit, financial and capital markets that adversely affect the performance and valuation of XL's investments or access to such markets; (e) other changes in general economic conditions, including changes in interest rates, credit spreads, foreign currency exchange rates, inflation and other factors; (f) the potential for changes to methodologies; estimations and assumptions that underlie the valuation of the Company's financial instruments that could result in changes to investment valuations; (g) changes to the Company's assumptions as to whether it has the ability and intent to hold available-for-sale securities to recovery; (h) the potential effect of domestic and foreign regulatory developments, including those which could impact the financial markets or increase XL's business costs and required capital levels; (i) the ability of XL's subsidiaries to pay dividends to the Company; (j) changes in the size of XL's claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and (k) the other factors set forth in XL's reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended
Income Statement Data:	March 31
	(Unaudited)
	2009	2008
Revenues:
Gross premiums written :
- P&C operations	$1,878,228	$2,700,894
- Life operations	135,112	234,958
- Financial operations	-	-

Net premiums written :
- P&C operations	1,505,311	2,136,553
- Life operations	121,585	224,213
- Financial operations	-	-

Net premiums earned :
- P&C operations	1,321,687	1,552,780
- Life operations	129,834	159,582
- Financial operations	-	-
Net investment income	347,966	499,229
Net realized (losses) gains on investments	(251,937)	(102,251)
Net realized and unrealized (losses) gains on derivative instruments	(1,407)	44,682
Net (loss) income from investment affiliates	(26,893)	11,799
Fee and other income	12,158	8,291
Total revenues	$1,531,408	$2,174,112
Expenses:
Net losses and loss expenses incurred	$790,283	$1,000,893
Claims and policy benefits	157,959	196,299
Acquisition costs	218,219	266,297
Operating expenses	268,387	263,824
Exchange (gains) losses	(24,624)	67,745
Interest expense	61,341	124,112
Amortization of intangible assets	465	420
Total expenses	$1,472,030	$1,919,590

Net income before minority interest, income tax
and net income from operating affiliates	$59,378	$254,522

Minority interest in net income of subsidiary	-	-
Income tax	45,953	30,702
Net loss (income) from operating affiliates	10,328	(20,553)

Net income	$3,097	$244,373
Preference share dividends	(36,534)	(32,500)
Gain on repurchase of Series C preference ordinary shares	211,816	-
Net income available to ordinary shareholders	$178,379	$211,873

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

Balance Sheet Data:	As at	As at
	March 31, 2009	December 31, 2008
	(Unaudited)

Total investments available for sale	$25,512,503	$27,464,510

Cash and cash equivalents	5,066,187	4,353,826

Investments in affiliates	1,244,497	1,552,789

Unpaid losses and loss expenses recoverable	3,779,211	3,997,722

Total assets	43,971,837	45,682,005

Unpaid losses and loss expenses	21,019,206	21,650,315

Deposit liabilities	2,577,281	2,710,987

Future policy benefit reserves	5,309,261	5,452,865

Unearned premiums	4,328,689	4,217,931

Notes payable and debt	2,444,981	3,189,734

Redeemable Series C preference ordinary shares	182,673	500,000

Total shareholders’ equity	6,141,278	6,116,831

Diluted book value per ordinary share	$15.02	$15.46
Basic book value per ordinary share	$15.02	$15.46

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended March 31, 2009 and 2008.

(U.S. dollars in thousands except per share amounts)

	(Unaudited)
	2009	2008

Net income available to ordinary shareholders	$178,379	$211,873

Net realized losses on investments, net of tax	242,864	98,377

Net realized and unrealized losses (gains) on investment derivatives, net of tax	1,480	(34,120)
Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	1,412	57
Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	123	680

Gain on repurchase of Series C preference ordinary shares	(211,816)	-

Operating income (Notes 1, 2, and 3)	$212,442	$276,867

Per ordinary share results: (Note 2)

Net income (loss) available to ordinary shareholders	$0.53	$1.19

Operating income (Note 1)	$0.63	$1.55

Weighted average ordinary shares outstanding:

Basic	336,217,431	178,356,949

Diluted	336,218,306	178,357,200

Return on Ordinary Shareholders' Equity:

Average ordinary shareholders' equity	$5,127,454	$8,601,747

Operating income (Note 1)	$212,442	$276,867

Annualized Operating income (Note 1)	$849,768	$1,107,468

Annualized Return on Ordinary Shareholders' Equity - Operating income (Note 1)	16.6%	12.9%

Note 1: Operating income is defined as net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for Syncora and the Company's other insurance company affiliates and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company's Series C preference ordinary shares

Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss.
Note 3: Diluted weighted average ordinary shares outstanding for the quarter ended March 31, 2009 include the impact of the Company's 2008 Equity Security units ("ESU") on an "if converted" basis for the period January 1, 2009 to February 17, 2009 when they were converted into class A ordinary shares. Net income and Operating income per share for the quarter ended March 31, 2009 have been adjusted to exclude $4,829 of ESU interest from January 1, 2009 to February 17, 2009.

Comment on Regulation G

This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax,  for the Company and its share of these items for Syncora and the Company’s other insurance company affiliates for the periods presented and charges in respect of guarantees relating to subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘operating income (loss)’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and those of Syncora and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

Charges in respect of guarantees issued by XL Insurance (Bermuda) Ltd, in respect of subsidiaries of Syncora, as well as the gain recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for Syncora and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).